UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2008

Date of Report (Date of earliest event reported)

CLAYTON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51846 (Commission File No.)	20-2660764 (IRS Employer Identification No.)

2 Corporate Drive
Shelton, Connecticut 06484
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:  (203) 926-5600

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

                                                On February 21, 2008, Clayton Holdings, Inc. (the “Company”) entered into that certain Limited Waiver and Fourth Amendment to Credit Agreement (the “Amendment”) to that certain Credit Agreement, dated as of December 8, 2005, by and among the Company, the financial institutions listed on the signature pages thereof (collectively, the “Lenders”), and BNP Paribas, as administrative agent, as amended (the “Credit Agreement”).  The Amendment, among other things, reduces the maximum available amount of the Company’s revolving credit facility from $50 million to $10 million and increases the interest rate on amounts outstanding under the Credit Agreement by 1.25% to LIBOR plus 3% or Base Rate plus 2%.  In connection with the Amendment, the Lenders waived compliance with the existing financial covenants in the Credit Agreement until March 31, 2009 and added a new financial covenant that requires the Company to maintain a minimum $6 million of liquidity (including any unused portion of the $10 million revolver commitment).  This new covenant shall be effective until the date on which the Company delivers financial statements to the Lender for the fiscal quarter ending March 31, 2009.  In connection with the execution of the Amendment, the Company prepaid $25 million in principal outstanding under the term loan portion of the credit facility and has agreed to prepay an additional $5 million in principal on the term loan on or prior to March 31, 2009.

The above description of the Amendment is a summary and is qualified in its entirety by the Amendment itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1                           Limited Waiver and Fourth Amendment to Credit Agreement, dated as of February 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

CLAYTON HOLDINGS, INC.

February 26, 2008	By:	/s/ Frederick C. Herbst
Frederick C. Herbst
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

10.1	Limited Waiver and Fourth Amendment to Credit Agreement, dated as of February 21, 2008.